Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC.

REPORTS FOURTH QUARTER AND YEAR END 2015 FINANCIAL RESULTS

KNOXVILLE, TN, March 30, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced its financial results for the fourth quarter and year ended December 31, 2015.

Provectus is holding its previously announced conference call at 4 p.m. (EDT) today to discuss the Company’s 2015 financial results and answer questions from investors.

Those who wish to participate in the conference call may telephone 877-407-4019 from the U.S. International callers may telephone 201-689-8337 approximately fifteen minutes before the call. A webcast will also be available at www.pvct.com. A digital replay will be available by telephone approximately two hours after the completion of the call until June 30, 2016 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, and using the Conference ID #13633721.

Fourth Quarter and Year End Results and Balance Sheet Highlights

At December 31, 2015, cash and cash equivalents were $14,178,902 compared to $17,391,601 at December 31, 2014. The decrease of approximately $3.2 million was due primarily to operating activities.

Our ability to continue as a going concern is reasonably assured due to our financing completed during 2015 and thus far in 2016 from our Warrant Exchange Transaction. Given our current rate of expenditures and our ability to curtail or defer certain controllable expenditures, we do not anticipate the need to raise additional capital to further develop PV-10 on our own to treat melanoma, HCC and cancers of the liver, recurrent breast carcinoma, and other indications. Moreover, we plan to license PH-10 for psoriasis and other related indications described as inflammatory dermatoses, and strategically monetize PV-10, although there can be no assurance that any such transactions will occur. Additionally, our existing funds are sufficient to meet minimal necessary expenses until 2017.

Shareholders’ equity at December 31, 2015 was $16,316,941. This compares to shareholders’ equity at December 31, 2014 of $25,189,876.

For additional information regarding Provectus’s results of operations and financial condition for the fourth quarter and year ended December 31, 2015, please see Provectus’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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